EXHIBIT 14.1

Code of Business Conduct and Ethics

1. Complying With Company Policy And The Law

Maintaining the highest standard of ethics in the conduct of our business is our corporate policy and is an integral part of Unified Western Grocers’ culture. All employees of Unified Western Grocers, Inc. and its subsidiaries (the “Company”) are required to respect and comply with the laws, rules and regulations of all jurisdictions that are applicable to the Company.

This Code should be used as a general guideline. The Company maintains separate policies that provide more detailed information regarding departmental codes of ethics and compliance with other Company policies and related matters. All employees are required to familiarize themselves and comply with Company policies, and policies and regulations that pertain to their respective job and department.

2. Conflicts Of Interest

Conflicts of interest between employees and the Company’s interests are prohibited. A “conflict of interest” exists whenever an individual’s own interests interfere or conflict with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, other than reasonable and customary entertainment during the normal course of business, accepting gifts, entertainment or other personal benefits from the Company’s Members or suppliers may be a conflict of interest. Moreover, employees are prohibited from accepting cash gifts. An employee who cannot avoid a conflict of interest, or who has a concern that something may be perceived as a conflict of interest, is required to make a full written disclosure of the surrounding circumstances to the Company’s General Counsel.

3. Corporate Opportunity

Employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of Company

Issue Date: November 2004

Unified Western Grocers, Inc.

Code of Business Conduct and Ethics

resources, property, information or position; (b) using Company resources, property, information or position for personal gain; and (c) engaging in activities that compete with the Company. For example, using Company resources to develop a personal business venture or for personal profit is a violation of this Code of Business Conduct and Ethics.

4. Confidentiality

Employees of the Company must maintain the confidentiality of confidential and sensitive information entrusted to them by the Company, or its Members or suppliers.

5. Fair Dealing

Each employee is required to endeavor to deal fairly with the Company’s Members, suppliers, competitors and each other. We will not take undue advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or other unfair dealing practice.

•	Members: Doing business in an honest and fair manner with Members, and other customers, means that we earn their business, add value and fulfill commitments by providing quality products and efficient services.

•	Suppliers: Doing business in an honest and fair manner with suppliers means that employees responsible for buying or leasing materials, services and products on behalf of the Company must do so objectively on the basis of price, quality and desirability of their goods and services for the benefit of the Company.

•	Competitors: The Company competes solely on the merits of our products and services. Accordingly, false or misleading statements about our competitors, their products or their services are not permissible. Employees are forbidden from using illegal or unethical methods to gather competitive information.

•	Employees: The Company recognizes the value and contributions of our employees, and is committed to maintaining a positive work environment in keeping with Company policies and applicable laws.

6. Protection and Proper Use Of Company Assets and Funds

All employees are required to protect the Company’s assets and funds, and ensure their efficient use for legitimate business purposes. No employee shall authorize payment of Company funds knowing that part of the payment will be used for a reason other than the purpose described in the document(s) supporting the payment. Misappropriation, carelessness and waste are serious violations of Company policy.

2	Issue Date: November 2004

Unified Western Grocers, Inc.

Code of Business Conduct and Ethics

7. Required Submissions to Public and Private Entities

It is important that the Company’s books, records and required submissions to public and private entities are accurate and timely. Depending on an employee’s position with the Company, the employee may be called upon to provide information necessary to assure that the Company’s financial statements and other required submissions to public and private agencies are complete, fair and understandable. If an employee has information that bears on the accuracy or completeness of financial statements or other required submissions, he or she must promptly disclose these findings to appropriate management.

8. Reporting Violations Of This Code

The Company’s Code requires legal and ethical conduct in all business dealings and does not address every specific factual situation. Employees are encouraged to talk to their supervisor, Human Resources, Loss Prevention or other appropriate management about suspected illegal, unethical or other questionable behavior that is observed or whenever employees are unsure about the best course of action in a particular situation. No employee will be retaliated against for making a good faith report of a suspected violation of the Code.

The Network: A toll-free Business Abuse line (1-800-241-5689) is available to employees and can be used to report problems under this Code. All reports will be treated confidentially to the extent possible. Detailed reports can be anonymous.

Questions about this Code normally should be addressed to supervisors or a Human Resources representative. If an employee is not comfortable raising such questions with his or her supervisor or Human Resources, the employee may address such questions directly to the department head or functional executive for his or her area, the Company’s General Counsel, or other appropriate management.

9. Compliance and Enforcement

All employees are required and expected to comply with this Code. Employees who fail to comply with this Code or to cooperate with an audit or investigation will be subject to disciplinary action. In addition, any supervisor or Company management who directs, approves or condones infractions, or has knowledge of them and does not act promptly to report and correct them in accordance with the Code, will be subject to disciplinary action. Disciplinary action may include termination, and other action in accordance with applicable laws, to include referral for criminal prosecution and reimbursement to the Company or others for losses or damages resulting from a violation.

3	Issue Date: November 2004

Unified Western Grocers, Inc.

Code of Business Conduct and Ethics

10. Government Inquiries

It is the Company’s policy to reasonably cooperate with properly initiated and conducted government agency inquiries. Any employee contacted by a governmental agency regarding Company operations or practices, must immediately notify his or her supervisor, Human Resources, functional area executive or other appropriate management.

11. Workplace Practices, Health, Safety And Security

All employees are required to comply with the Company’s General Rules of Conduct and policies, and promote the Company’s Core Values, which are designed to ensure orderly operation of the business and promote proper conduct, efficiency, productivity and cooperation among employees in a proactive work environment.

Protecting the health and safety of Company employees is a high priority. The Company strives to provide employees with a safe, healthy and secure work environment, free from all forms of illegal harassment and discrimination. All employees are responsible for helping to achieve this goal by following safety, health and security rules, policies and regulations. Employees are required to know the safety procedures applicable to their jobs and abide by them, and to follow all other Company rules of conduct. Employees also are required to report to their supervisor, or the Human Resources department, policy violations or other such concerns.

4	Issue Date: November 2004

Unified Western Grocers, Inc.

Code of Business Conduct and Ethics

ACKNOWLEDGEMENT

I have received a copy of the Company’s Code of Business Conduct and Ethics (the “Code”) and know I have an obligation as an employee to comply with this Code. To the best of my knowledge, I am in compliance with this Code, as well as with other applicable regulations, laws, rules of conduct, and policies of the Company, and I will support the Company’s Code to the best of my ability.

Supervisors: If I am a supervisor, I understand it is my responsibility to assure that the employees who report to me are familiar with this Code and related policies, and to the best of my ability are complying with the Company’s Code and related regulations and policies.

I understand that if at any time I have any questions or concerns regarding our Company Code, I should consult with an appropriate member of management, such as my supervisor, Human Resources or other appropriate management.

Employee’s Signature:

Employee’s Name (please print)/location, department, and position:

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Date Copy of The Company Code Received and Signed For:

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5	Issue Date: November 2004